EXHIBIT 99.1

Media Contacts:
Wendi Kopsick/ Kimberly Kriger /Jim Fingeroth
Kekst and Company
212-521-4800


                    FOOTSTAR TO ACCELERATE SALES PROCESS FOR
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                          ATHLETIC FOOTWEAR OPERATIONS
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           --WILL ENABLE COMPANY TO FOCUS ON CORE MELDISCO BUSINESS--


WEST NYACK, NEW YORK, MARCH 25, 2004 - Footstar, Inc. today announced that, as part of its Chapter 11 reorganization, it is moving forward with an accelerated process to sell its remaining athletic footwear operations.

The planned divestiture will enable the Company to focus its full attention and resources on its core Meldisco business, a strong cash generator and a leader in the licensed and discount footwear segments. The Company also said that its decision to pursue a sale was in part due to the absence of a commitment from Nike USA, Inc., the largest supplier to Footstar's athletic business, to supply that business for more than 75 days in accordance with past business practices.

Subject to Bankruptcy Court approval, Footstar intends to begin soliciting bids for all or part of the remaining athletic footwear business, which will be divested through a Court-supervised auction. This business now consists of a strong portfolio of 353 Footaction stores, following the Company's announcement, earlier this month, of plans to close 163 underperforming locations. Clearance sales at these locations, which include 88 Just For Feet stores and 75 Footaction stores, are now underway.

Dale W. Hilpert, Chairman, President and Chief Executive Officer, commented, "Based on careful analysis of various alternatives, we believe the value in our athletic business can be best realized by pursuing a sale at this time. In recent weeks, we have taken actions to significantly strengthen this business by exiting unprofitable operations and streamlining the organization. The Footaction business that remains is attractive and profitable, serving a core base of athletic footwear consumers across major metropolitan markets. A sale will enable us to concentrate our full resources and energies to capitalize on the strengths of our Meldisco business.

"We recognize this decision has serious implications for many of our associates. We will be working to complete the sales process expeditiously," said Mr. Hilpert.

Under a master license agreement, Meldisco has operated the footwear departments of Kmart stores for more than 30 years. Meldisco generated revenues of approximately $1.0 billion in 2003.

FOOTSTAR BACKGROUND
Footstar, Inc., with 2003 revenues of approximately $2.0 billion and 14,000 associates, is a leading footwear retailer. As of March 1, 2004, the Company operated 428 Footaction stores in 40 states and Puerto Rico, 88 Just For Feet superstores located predominantly in the Southern half of the country, and 2,496 Meldisco licensed footwear departments and 39 Shoe Zone stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

Forward-Looking Statements
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This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: changes arising from our Chapter 11 filing; our ability to continue as a going concern; our ability to operate pursuant to the terms of the DIP financing facility; our ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 proceeding prosecuted by us from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period that we have to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the Chapter 11 cases to Chapter 7 cases; our ability to obtain and maintain normal terms with services providers and vendors, particularly Nike, Reebok and Adidas, and our ability to maintain contracts that are critical to our operations; adverse developments relating to the restatement; the audit of the restatement adjustments for fiscal years 1997 though 2001; the audit of 2002 and the review of the first three quarters of fiscal year 2003 by KPMG; negative reactions from the Company's stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the impact and result of any litigation (including private litigation; any action by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the Company's ability to manage its operations during and after the financial statement restatement process; the results of the Company's exploration of strategic alternatives; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company's stock price; and intense competition in the markets in which the Company competes. Additionally, due to material uncertainties, it is not possible to predict the length of time we will operate under Chapter 11 protection, the outcome of the proceeding in general, whether we will continue to operate under our current organizational structure, or the effect of the proceeding on our businesses and the interests of various creditors and security holders.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

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